Exhibit 5.1

633 Seventeenth Street, Suite 3000, Denver, CO 80202-3622

Telephone:  303.297.2900   Fax:  303.298.0940   www.shermanhoward.com

June 25, 2015

CoBiz Financial Inc.

821 Seventeenth Street

Denver, Colorado 80202

Re:                             CoBiz Financial Inc.

Subordinated Notes Offering Pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to CoBiz Financial Inc., a Colorado corporation (the “Company”), in connection with the public offering of $60,000,000 aggregate principal amount of the Company’s 5.625% Fixed to Floating Rate Subordinated Notes due 2030 (the “Notes”) pursuant to an Underwriting Agreement, dated June 22, 2015 (the “Underwriting Agreement), between the Company, as issuer, and J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, as underwriters.  The Notes will be issued pursuant to an indenture (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture between the Company and the Trustee (the Base Indenture, together with the First Supplemental Indenture, the “Indenture”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined (1) the Registration Statement on Form S-3 (333-190361) filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2013 under the Securities Act (the “Registration Statement”); (2) the base prospectus dated August 21, 2013 (the “Base Prospectus”) and the prospectus supplement dated June 22, 2015 each relating to the Registration Statement; (3) the Underwriting Agreement; (4) the Indenture; and (5) the form of Notes.  We have also examined such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary to enable us to state the opinions expressed below.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents.  In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties.  We have also assumed that: (1) the Indenture will be a valid and binding obligation of the Trustee; and (2) the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended; and (3) that the Notes have been duly authenticated by the Trustee.

Our opinions are limited to matters governed by the laws of the State of New York and the federal laws of the United States that, in our experience, are normally applicable to transactions of the type contemplated by the Underwriting Agreement.  We express no opinion as to the application of the laws of any other jurisdiction or the securities or blue sky laws of the State of New York to the offering of Notes.

Based upon the foregoing and subject to our stated assumptions, qualifications and limitations, in our opinion, the Notes, when executed, authenticated and delivered in accordance with the terms of the Indenture will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by: (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors’ rights generally; (2) equitable, constitutional and public policy limitations, whether considered in a proceeding at equity or at law; (3) we express no opinion as to the validity or enforceability of any provisions of the Notes or Indenture relating to indemnification, contribution, exculpation or limitation of liability in connection with liability for the indemnified or exculpated party’s own action or inaction to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, or  provisions with respect to indemnification obligations of the Company to the extent such obligations encompass claims made by the Company or any of its affiliates; (4) we express no opinion as to the enforceability of any provision of the Indenture or Notes which purports to waive the right to assert counterclaims or setoff; and (5) we express no opinion as the validity or enforceability of the provisions of the Notes or Indenture purporting to grant or consent to exclusive jurisdiction in any court, purporting to waive objections to venue, purporting to waive personal service of process in connection with any judicial process, or purporting to waive trial by jury.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sherman & Howard L.L.C.